Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Darrow Associates tel 516.419.9915 pseltzberg@darrowir.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports First Quarter 2021 Results

JERSEY CITY, NJ, Monday, May 3, 2021 -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB), a designer, manufacturer and provider of products that power, protect and connect electronic circuits, today announced preliminary financial results for the first quarter of 2021.

First Quarter 2021 Highlights

•	Net sales of $110.6 million represent a 6.4% increase from $104.0 million in last year's first quarter
•	Gross profit of $24.3 million, or 21.9% of net sales, compared to $25.8 million, or 24.8% of net sales in Q1-20
•	GAAP net earnings of $3.2 million (leading to GAAP EPS of $0.24 per Class A share and $0.26 per Class B share) versus GAAP net loss of $(3.8) million in Q1-20 (GAAP net loss per share of $(0.30) per Class A share and $(0.31) per Class B share)
•	Sale of Hong Kong property resulted in $6.2 million gain in Q1-21 which contributed to improved net earnings in Q1-21
•	Adjusted EBITDA of $3.1 compared to $1.2 million in Q1-20

Daniel Bernstein, President and CEO, said, “Strength in orders throughout each of our product groups contributed to a 6% increase in sales compared to last year’s first quarter and a record backlog level of $234 million as of the end of the quarter.  The sale of a property in Hong Kong contributed a $6.2 million gain, leading to improved net earnings and EPS versus last year’s first quarter.

“Continued improvement in Bel’s Power Solutions and Protection segment was led by an increase in CUI sales of $2.1 million (26%), a $1.6 million (61%) increase in fuse sales, and a $1.5 million (100%) increase in sales of product going into the eMobility end market.  Bel also closed on its acquisition of EOS Power on March 31st, and we anticipate EOS to be accretive to our results beginning in the second quarter of 2021.

“Our Connectivity Solutions business is progressing as planned with the integration of its acquisition of rms Connector in January 2021.  Rms was accretive to Bel’s results, contributing $2.1 million of sales and $411,000 of net earnings in the first quarter of 2021.  The Connectivity group also saw a partial recovery in commercial aerospace sales during the first quarter, with sales into this end market increasing $1.2 million (57%) sequentially from the fourth quarter of 2020.

“Bel’s Magnetic Solutions group continued to have strong bookings in the first quarter, and we anticipate the increase in demand from recent quarters to translate into higher sales for this group during the second and third quarters of 2021.

“Looking ahead, our backlog of orders continues to grow, and reached $264 million by the end of April.  While our scheduled shipments are indicative of stronger sales in the second and third quarters, raw material shortages and long lead times on some semiconductors and certain other raw materials may impact the ultimate timing of those shipments.  We have been managing the situation to date and have extended our own lead times to customers in response, and anticipate material availability and extended lead times being a factor for the foreseeable future.  Positive contributions to net earnings are expected from the recent acquisitions of rms and EOS, coupled with cost savings from the 2020 restructuring efforts, and we will continue to pursue opportunities to optimize our cost structure and mitigate the impacts of higher input costs throughout the year,” concluded Mr. Bernstein.

Non-GAAP financial measures, such as Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA, exclude the impact of acquisition-related costs, restructuring charges and gain on sale of property. Please refer to the financial information included with this press release for reconciliations of GAAP financial measures to Non-GAAP financial measures and our explanation of why we present Non-GAAP financial measures.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. ET today.  To participate in the conference call, investors should dial 866-248-8441, or 323-289-6576 if dialing internationally. The presentation will additionally be broadcast live over the Internet and will be available at https://ir.belfuse.com/events-and-presentations. The webcast will be available via replay for a period of 20 days at this same Internet address.  For those unable to access the live call, a telephone replay will be available at 844-512-2921, or 412-317-6671 if dialing internationally, using access code 2660531 after 2:00 p.m. ET, also for 20 days.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, military, aerospace, medical, transportation and broadcasting industries.  Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements

Non-historical information contained in this press release (including the statements regarding the anticipated impact of the acquired EOS Power business on our results, anticipated higher sales for our Magnetic Solutions group during the second and third quarters as a result of strong bookings in the first quarter, expectations regarding our scheduled backlog as an indicator of stronger sales in the second and third quarters, expected contributions to net earnings from our rms and EOS acquisitions and cost savings from restructuring efforts, and our efforts to continue to optimize our cost structure) are forward-looking statements (as described under the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results could differ materially from Bel's projections. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the impact of public health crises (such as the governmental, social and economic effects of COVID-19); the effects of business and economic conditions; difficulties associated with integrating previously acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; the impact of changes to U.S. trade and tariff policies; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties impacting our business, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

Non-GAAP Financial Measures

The Non-GAAP measures identified in this press release as well as in the supplementary information to this press release (Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA) are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our Non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.  We present results adjusted to exclude the effects of certain unusual or special items and their related tax impact that would otherwise be included under U.S. GAAP, to aid in comparisons with other periods.  We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Website Information

We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, otherwise non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

[Financial tables follow]

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2021	2020

Net sales	$110,643	$103,978
Cost of sales	86,384	78,220
Gross profit	24,259	25,758
As a % of net sales	21.9%	24.8%

Research and development costs	4,986	6,059
Selling, general and administrative expenses	20,995	20,690
As a % of net sales	19.0%	19.9%
Restructuring charges	-	128
Gain on sale of property	(6,175)	-

Income (loss) from operations	4,453	(1,119)
As a % of net sales	4.0%	-1.1%

Interest expense	(801)	(1,351)
Other income/expense, net	546	(2,106)
Earnings (loss) before income taxes	4,198	(4,576)

Provision for (benefit from) income taxes	999	(772)
Effective tax rate	23.8%	16.9%
Net earnings (loss)	$3,199	$(3,804)
As a % of net sales	2.9%	-3.7%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,145	2,145
Class B common shares - basic and diluted	10,203	10,123

Net earnings (loss) per common share:
Class A common shares - basic and diluted	$0.24	$(0.30)
Class B common shares - basic and diluted	$0.26	$(0.31)

(1) The supplementary information included in this press release for 2021 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands, unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$74,040	$84,939
Accounts receivable, net	74,070	71,372
Inventories	106,737	100,133
Other current assets	24,513	23,771
Total current assets	279,360	280,216
Property, plant and equipment, net	37,865	34,501
Right-of-use assets	12,615	14,217
Goodwill and other intangible assets, net	89,664	89,755
Other assets	35,643	35,177
Total assets	$455,146	$453,866

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$42,452	$39,774
Current portion of long-term debt	6,779	5,286
Operating lease liability, current	6,409	6,591
Other current liabilities	34,055	35,885
Total current liabilities	89,695	87,536
Long-term debt	107,472	110,294
Operating lease liability, long-term	6,532	8,064
Other liabilities	65,124	62,173
Total liabilities	268,823	268,067
Stockholders' equity	186,323	185,799
Total liabilities and stockholders' equity	$455,146	$453,866

(1) The supplementary information included in this press release for 2021 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Net Earnings to EBITDA and Adjusted EBITDA(2)
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2021	2020

GAAP Net earnings (loss)	$3,199	$(3,804)
Interest expense	801	1,351
Provision for (benefit from) income taxes	999	(772)
Depreciation and amortization	4,145	4,126
EBITDA	$9,144	$901
% of net sales	8.3%	0.9%

Unusual or special items:
Gain on sale of property	(6,175)	-
Restructuring charges	-	128
Acquisition-related costs	166	186

Adjusted EBITDA	$3,135	$1,215
% of net sales	2.8%	1.2%

(1) The supplementary information included in this press release for 2021 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

Bel Fuse Inc.
Supplementary Information(1)
Reconciliation of GAAP Measures to Non-GAAP Measures(2)
(in thousands (except per share amounts), unaudited)

The following tables detail the impact that certain unusual or special items had on the Company's net earnings per common Class A and Class B basic and diluted shares ("EPS") and the line items in which these items were included in the condensed consolidated statements of operations.

	Three Months Ended March 31, 2021					Three Months Ended March 31, 2020
Reconciling Items	Earnings (loss) before taxes	Provision for income taxes	Net earnings (loss)	Class A EPS(3)	Class B EPS(3)	(Loss) earnings before taxes	(Benefit from) provision for income taxes	Net (loss) earnings	Class A EPS(3)	Class B EPS(3)

GAAP measures	$4,198	$999	$3,199	$0.24	$0.26	$(4,576)	$(772)	$(3,804)	$(0.30)	$(0.31)
Items included in SG&A expenses:
Acquisition-related costs	166	38	128	0.01	0.01	186	43	143	0.01	0.01
Gain on sale of property	(6,175)	-	(6,175)	(0.48)	(0.50)	-	-	-	-	-
Restructuring charges	-	-	-	-	-	128	29	99	0.01	0.01
Non-GAAP measures	$(1,811)	$1,037	$(2,848)	$(0.23)	$(0.23)	$(4,262)	$(700)	$(3,562)	$(0.28)	$(0.29)

(1) The supplementary information included in this press release for 2021 is preliminary and subject to change prior to the filing of our upcoming Quarterly Report on Form 10-Q with the Securities and Exchange Commission.

(2) In this press release and supplemental information, we have included Non-GAAP financial measures, including Non-GAAP net earnings, Non-GAAP EPS, EBITDA and Adjusted EBITDA. We present results adjusted to exclude the effects of certain specified items and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP financial measures to determine performance-based compensation and management believes that this information may be useful to investors.

(3) Individual amounts of earnings per share may not agree to the total due to rounding.